For Immediate Release

Date: October 26, 2023

Contact:	Richard J. O’Neil, Jr.
President and Chief Executive Officer

Phone:	617-387-1110
Email:	rjoneil@everettbank.com

ECB Bancorp, Inc. Reports Third Quarter Results

EVERETT, MA, October 26, 2023 - ECB Bancorp, Inc. (NASDAQ-ECBK) (the “Company”), the holding company for Everett Co-operative Bank (the “Bank”), a state-chartered co-operative bank headquartered in Everett, Massachusetts, today reported net income of $1.34 million or $0.16 per diluted share for the quarter ended September 30, 2023 compared to a net loss of $(1.03) million or ($0.12) per diluted share for the quarter ended September 30, 2022, an increase of $2.4 million in net income. The net loss during the quarter ended September 30, 2022 was driven by the $3.2 million contribution to the Everett Co-operative Bank Charitable Foundation made in connection with our initial public offering. For the nine months ended September 30, 2023, the Company reported net income of $3.7 million or $0.43 per diluted share as compared to net income of $1.7 million, or $0.21 per diluted share for the nine months ended September 30, 2022, an increase of $1.9 million in net income.

Richard J. O’Neil, Jr., President and Chief Executive Officer, said, "During the third quarter we were pleased to report the opening of a new branch in Woburn, MA. Additionally, we commenced a share buyback program which we expect will enhance shareholder returns. We remain focused on opportunistic loan growth, prudent credit risk management and building upon our deposit product offerings and customer base. We continue to see net interest margin pressure and remain focused on managing expenses.”

NET INTEREST AND DIVIDEND INCOME

Net interest and dividend income before (benefit) provision for credit losses decreased $453,000, or 6.9% to $6.1 million for the quarter ended September 30, 2023 from $6.5 million for the quarter ended September 30, 2022. This decrease was primarily due to higher cost of funds, partially offset by an increase in the net interest earning assets. The provision for credit losses decreased $1.1 million, or 119.9% to a benefit of $184,000 for the quarter ended September 30, 2023 from an expense of $925,000 for the quarter ended September 30, 2022. The decrease in the provision for credit losses was driven by lower loan growth during the quarter ended September 30, 2023 as compared to the quarter ended September 30, 2022 as well as a shift in the mix of our loan portfolio to loan segments with lower estimated credit loss reserve requirements. The combination of these items resulted in an increase of $656,000, or 11.7%, in net interest and dividend income after (benefit) provision for credit losses for the quarter ended September 30, 2023 as compared to the quarter ended September 30, 2022.

Net interest and dividend income before provision for credit losses increased $2.0 million, or 12.0% to $18.9 million for the nine months ended September 30, 2023 from $16.8 million for the nine months ended September 30, 2022. This increase was driven by an increase in net interest earning assets partially offset by a decrease in the net interest rate spread. The provision for credit losses decreased $1.1 million, or 61.3% to $696,000 for the nine months ended September 30, 2023 from $1.8 million for the nine months ended September 30, 2022. The decrease in the provision for credit losses was driven by lower loan growth in the nine months ended September 30, 2023 as compared to the nine months ended September 30, 2022. The combination of these items resulted in an increase of $3.1 million or 20.8% in net interest and dividend income after provision for credit losses for the first three quarters of 2023 as compared to the first three quarters of 2022.

NONINTEREST INCOME

Noninterest income increased $94,000, or 41.2% to $322,000 for the quarter ended September 30, 2023 from $228,000 for the quarter ended September 30, 2022. This increase was primarily driven by a $72,000 gain recognized into income from a life insurance policy death benefit in the third quarter of 2023.

Noninterest income decreased $378,000, or 32.3% to $791,000 for the nine months ended September 30, 2023 from $1.2 million for the nine months ended September 30, 2022. The September 30, 2022 year to date results were benefited greatly by a $430,000 gain recognized into income from a life insurance policy death benefit in the second quarter of 2022. Additional pressure on noninterest income in the 2023 period has been the result of a decrease of $71,000 in net gain on sales of loans due to a lower number of loans sold.

NONINTEREST EXPENSE

Noninterest expense decreased $2.5 million, or 34.1% to $4.8 million for the quarter ended September 30, 2023 from $7.3 million for the quarter ended September 30, 2022. Significant changes are as follows:

•
Charitable contributions decreased $3.2 million, or 99.8%, driven by a $3.2 million contribution to the Everett Co-operative Bank Charitable Foundation made in the third quarter of 2022 in connection with the Company’s initial public offering;
•
Salaries and employee benefits increased $235,000, or 8.8%, driven by merit increases and additional staffing to support our strategic plan. Partially offsetting this increase was a decrease in supplemental executive retirement plan expenses driven by increases in defined benefit plan discount rates as well as a decrease in Employee Stock Ownership Plan (“ESOP”) costs. ESOP costs decreased due to a lower average stock price and lower number of shares committed to be released in the quarter ended September 30, 2023 as compared to the quarter ended September 30, 2022; and
•
FDIC deposit insurance expense increased $152,000, or 281.5%, driven by both increases in assessment rates charged by the FDIC as well as an increase in our asset size.
•
Professional fees increased $128,000 or 72.7% driven by increased costs related to operating as a public company.

Noninterest expense decreased $45,000, or 0.3% to $14.0 million for the nine months ended September 30, 2023 from $14.1 million for the nine months ended September 30, 2022. Significant changes are as follows:

•
Charitable contributions decreased $3.2 million, or 99.5%, driven by a $3.2 million contribution to the Everett Co-operative Bank Charitable Foundation made in the third quarter of 2022 in connection with the Company’s initial public offering;
•
Salaries and employee benefits increased $1.7 million, or 23.9%, driven by merit increases, additional staffing to support our strategic plan as well as expenses related to the ESOP which did not exist in the first half of 2022. Partially offsetting these increases was a decrease in supplemental executive retirement plan expenses driven by increases in defined benefit plan discount rates. The nine months ended September 30, 2022 included a benefit of $582,000 to reflect a reduction in the liability related to our withdrawal from the defined benefit plan as well as expenses of $166,000 related to our Survivor Benefit Plan, both of which did not recur in the nine months ended September 30, 2023;
•
FDIC deposit insurance expense increased $450,000, or 276.1%, driven by both increases in assessment rates charged by the FDIC as well as an increase in our asset size; and
•
Professional fees increased $402,000 or 71.8% driven by increased costs related to operating as a public company.

INCOME TAXES

We recorded a provision for income tax expense of $440,000 for the three months ended September 30, 2023, compared to a provision for income tax benefit of $426,000 for the three months ended September 30, 2022, reflecting an effective tax rate of 24.7% and an effective tax benefit rate of 29.2%, respectively. The effective tax rate for the three month period ended September 30, 2023 benefited from $72,000 in non-taxable gains recognized into income from life insurance policy death benefits. We recorded a provision for income taxes of $1.3 million for the nine months ended September 30, 2023, compared to a provision for income taxes of $394,000 for the nine months ended September 30, 2022, reflecting effective tax rates of 25.6% and 18.4%, respectively. The effective tax rate for the nine month period ended September 30, 2022 benefited from $427,000 in non-taxable gains recognized into income from life insurance policy death benefits for the nine months ending September 30, 2022.

BALANCE SHEET

Total assets increased $149.3 million, or 14.0% from $1.06 billion at December 31, 2022 to $1.21 billion at September 30, 2023.

Total loans increased $111.7 million, or 12.6% from $885.7 million at December 31, 2022 to $997.4 million at September 30, 2023.

•
One-to-four family residential real estate loans increased $39.9 million, from $355.4 million at December 31, 2022 to $395.3 million at September 30, 2023
•
Multi-family real estate loans increased $39.2 million, from $242.0 million at December 31, 2022 to $281.2 million at September 30, 2023
•
Commercial real estate loans increased $29.4 million, from $156.2 million at December 31, 2022 to $185.7 million at September 30, 2023.

Cash and cash equivalents increased $35.3 million, or 56.9% from $62.1 million at December 31, 2022 to $97.4 million at September 30, 2023. The increase in cash and cash equivalents is driven by our focus on maintaining strong levels of liquidity.

Deposits increased $94.4 million, or 13.1% from $718.1 million at December 31, 2022 to $812.5 million at September 30, 2023.

•
Certificates of deposit increased $122.2 million, or 38.2% from $319.8 million at December 31, 2022 to $442.0 million at September 30, 2023. Brokered certificates of deposit decreased $13.1 million, or 13.1% from $100.8 million at December 31, 2022 to $87.7 million at September 30, 2023.
•
Savings accounts increased $19.5 million, or 13.2% from $148.4 million at December 31, 2022 to $167.9 million at September 30, 2023.
•
Money market deposit accounts decreased $38.7 million, or 28.5% from $136.1 million at December 31, 2022 to $97.4 million at September 30, 2023.
•
Interest bearing checking accounts decreased $8.4 million, or 29.2% from $28.9 million at December 31, 2022 to $20.5 million at September 30, 2023.

FHLB advances increased $50.0 million, or 28.7% from $174.0 million at December 31, 2022 to $224.0 million at September 30, 2023.

Total shareholders' equity increased $2.8 million, or 1.7% to $165.5 million as of September 30, 2023 from $162.7 million as of December 31, 2022. This increase is primarily the result of earnings of $3.7 million partially offset by a $677,000 reduction in retained earnings related to the adoption of CECL and a $589,000 reduction in additional paid-in capital due to share repurchases.

ASSET QUALITY

Asset quality remains strong. The allowance for credit losses in total and as a percentage of total loans as of September 30, 2023 was $8.3 million and 0.82%, respectively, as compared to $7.2 million and 0.81%, respectively, as of December 31, 2022. For the nine months ended September 30, 2023 the Company recorded net charge offs of $0. For the nine months ended September 30, 2022 the Company recorded net recoveries of $1,000. Total non-performing assets were $1.2 million, or 0.10%, of total assets as of September 30, 2023 and $656,000, or 0.06%, of total assets as of December 31, 2022.

Company Profile

ECB Bancorp, Inc. is headquartered in Everett, Massachusetts and is the holding company for Everett Co-operative Bank. The Bank provides financial services to individuals, families, municipalities and businesses through its three full-service branch offices located in Everett, Lynnfield and Woburn, Massachusetts. The Company's common stock is traded on the NASDAQ Capital Market under the symbol "ECBK." For more information, visit the Company's website at www.everettbank.com.

Forward-looking statements

Certain statements herein constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are based on the beliefs and expectations of management, as well as the assumptions made using information currently available to management. Since these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions. As a result, actual results may differ from those contemplated by these statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like "believe," "expect," "anticipate," "estimate," and "intend" or future or conditional verbs such as "will," "would," "should," "could" or "may." Certain factors that could cause actual results to differ materially from expected results include changes in the interest rate environment, changes in general economic conditions, the Company's ability to continue to increase loans and deposit growth, legislative and regulatory changes that adversely affect the businesses in which the Company is engaged and changes in the securities market. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The Company disclaims any intent or obligation to update any forward-looking statements, whether in response to new information, future events or otherwise, except as may be required by law.

ECB Bancorp, Inc. and Subsidiary

Consolidated Balance Sheets

September 30, 2023(unaudited) and December 31, 2022

(in thousands except share data)

	September 30, 2023	December 31, 2022

ASSETS
Cash and due from banks	$3,430	$3,123
Short-term investments	93,957	58,927
Total cash and cash equivalents	97,387	62,050
Interest-bearing time deposits	—	300
Investments in available-for-sale securities (at fair value)	5,006	5,001
Investments in held-to-maturity securities, at cost (fair values of $65,844 at September 30, 2023 (unaudited) and $69,707 at December 31, 2022)	74,869	77,591
Loans, net of allowance for credit losses of $8,292 as of September 30, 2023 (unaudited) and $7,200 as of December 31, 2022	997,359	885,674
Federal Home Loan Bank stock, at cost	9,571	7,293
Premises and equipment, net	3,729	3,698
Accrued interest receivable	3,390	2,632
Deferred tax asset, net	4,687	4,344
Bank-owned life insurance	14,367	14,067
Other assets	3,397	1,812
Total assets	$1,213,762	$1,064,462

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
Noninterest-bearing	$84,785	$84,903
Interest-bearing	727,746	633,246
Total deposits	812,531	718,149
Federal Home Loan Bank advances	224,000	174,000
Other liabilities	11,719	9,583
Total liabilities	1,048,250	901,732

Shareholders' Equity:
Preferred Stock, par value $0.01; Authorized: 1,000,000 shares; Issued and outstanding: 0 shares and 0 shares, respectively	—	—
Common Stock, par value $0.01; Authorized: 30,000,000 shares; Issued and outstanding: 9,195,989 shares and 9,175,247 shares, respectively	92	92
Additional paid-in capital	88,807	89,286
Retained earnings	83,066	80,076
Accumulated other comprehensive income	246	249
Unallocated common shares held by the Employee Stock Ownership Plan	(6,699)	(6,973)
Total shareholders' equity	165,512	162,730
Total liabilities and shareholders' equity	$1,213,762	$1,064,462

Shareholders' Equity Ratios
Book value per common share	$18.00	$17.74

Regulatory Capital Ratios (Everett Co-operative Bank)
Total capital to risk weighted assets	16.40%	16.40%
Tier 1 capital to risk weighted assets	15.34%	15.49%
Tier 1 capital to average assets	11.14%	13.89%

ECB Bancorp, Inc. and Subsidiary

Consolidated Statements of Income

(unaudited)

(in thousands except share data)

	Three months ended		Nine months ended
	September 30,		September 30,
	2023	2022	2023	2022
Interest and dividend income:
Interest and fees on loans	$12,313	$7,150	$35,362	$18,095
Interest and dividends on securities	723	360	1,950	1,022
Other interest income	1,130	251	2,567	355
Total interest and dividend income	14,166	7,761	39,879	19,472
Interest expense:
Interest on deposits	5,843	1,025	14,815	2,332
Interest on Federal Home Loan Bank advances	2,237	197	6,213	310
Total interest expense	8,080	1,222	21,028	2,642
Net interest and dividend income	6,086	6,539	18,851	16,830
(Benefit) provision for credit losses	(184)	925	696	1,800
Net interest and dividend income after (benefit) provision for credit losses	6,270	5,614	18,155	15,030
Noninterest income:
Customer service fees	123	114	371	326
Income from bank-owned life insurance	175	90	372	731
Net gain on sales of loans	9	16	13	84
Other income	15	8	35	28
Total noninterest income	322	228	791	1,169
Noninterest expense:
Salaries and employee benefits	2,914	2,679	8,623	6,960
Director compensation	139	108	379	325
Occupancy and equipment expense	243	190	695	561
Data processing	275	222	810	624
Computer software and licensing fees	88	78	216	180
Advertising and promotions	201	236	576	511
Professional fees	304	176	962	560
Federal Deposit Insurance Corporation deposit insurance	206	54	613	163
Charitable contribution	7	3,214	17	3,249
Other expense	434	346	1,125	928
Total noninterest expense	4,811	7,303	14,016	14,061
Income (loss) before income tax expense	1,781	(1,461)	4,930	2,138
Income tax expense (benefit)	440	(426)	1,263	394
Net income (loss)	$1,341	$(1,035)	$3,667	$1,744
Share data:
Weighted average shares outstanding, basic	8,486,577	8,445,615	8,485,936	8,445,615
Weighted average shares outstanding, diluted	8,486,577	8,445,615	8,485,936	8,445,615
Basic earnings (loss) per share	$0.16	$(0.12)	$0.43	$0.21
Diluted earnings (loss) per share	$0.16	$(0.12)	$0.43	$0.21